FOR IMMEDIATE RELEASE

November 13, 2009

The Castle Group, Inc. Announces Financial Results for Third Quarter of 2009

Company reports EBITDA of $98,295 for the quarter

Honolulu, Hawaii – The Castle Group, Inc. (OTCBB: CAGU) holding company for Castle Resorts & Hotels, today announced some highlights of its financial results for the third quarter of 2009.

Third Quarter 2009 EBITDA and Net Income

Castle reported a substantial improvement during the third quarter in its Earnings before Interest, Taxes, Depreciation, and Foreign Currency Adjustment (EBITDA ). The Company recorded  EBITDA profit  of $98,295 in the third quarter of 2009 compared to an EBITDA Loss of $91,051 in the same period last year.  Further, the Company reported an EBITDA Loss of $45,731 for the first nine months of 2009 as compared to an EBITDA Loss of $527,647 in the prior year period.

On a GAAP basis, the Net Loss for the third  quarter totaled $251,002 as compared to a Net Loss of $120,519 in the third quarter of 2008. The Company reported a Net Loss of $817,127 for the first nine months of 2009 as compared to a loss of $566,743 for the first nine months  of 2008.  Adjustments between EBITDA and Net Income as reported on a GAAP basis included foreign exchange losses of $294,520 and $580,638 for the three and nine months ended September 30, 2009 related to the guarantee of loans in New Zealand; Income Tax benefit of $62,435 and $121,122  for the three and nine months ended September 30, 2009; Net Interest Expense of 61,671 and $164,380 for the three and nine months ended September 30, 2009; and Depreciation of $55,541 and $147,500 for the third quarter and year to date through September 30, 2009.

Non-GAAP Measures

This press release reports “EBITDA Loss” as a measure not in accordance with U.S.  Generally Accepted Accounting Principles (“GAAP”), which reflects the Company’s earnings without the effect of depreciation, interest income or expense, taxes or foreign exchange gains or losses.  Castle’s management believes that in many ways it is a good alternative indicator of the Company’s financial performance as it removes the effects of non-cash depreciation and amortization of assets as well as the fluctuations of the carrying costs of assets in foreign countries as well as interest costs based on the Company’s borrowing history and increases and decreases in tax expense brought about by changes in the provision for future tax effects rather than current income.

Reconciling items between EBITDA and Net Income as reported on a GAAP basis include the following:  a) Foreign Exchange Losses of $294,520 and $580,638 for the three and nine months ended September 30, 2009 due to a change in the exchange rate between the US Dollar and the NZ dollar which was related to the guarantee of loans in New Zealand b) Income Tax benefit of $62,435 and $121,122  for the three and nine months ended September 30, 2009, c) Net Interest Expense of 61,671 and $164,380 for the three and nine months ended September 30, 2009; and 4) Depreciation of $55,541 and $147,500 for the third quarter and year to date through September 30, 2009.

A reconciliation of EBITDA  with GAAP Net Income (Loss) is shown below.

	Three months ended September 30		Nine months ended September 30,
	2009	2008	2009	2008
Net Income (Loss)	($251,002)	($120,519)	($817,127)	($566,743)
Add Back:
Income Tax Benefit	(62,435)	(107,543)	(121,122)	(410,017)
Net interest expense	61,671	85,432	164,380	285,608
Depreciation	55,541	51,579	147,500	163,505
Foreign Exchange Loss	294,521	0	580,638	0
EBITDA-	$98,295	($91,051)	($45,731)	($527,647)

About The Castle Group, Inc.

Headquartered in Honolulu, The Castle Group, Inc. provides management and related hospitality services to hotel and resort condominiums under the trade name “Castle Resorts & Hotels.”  Since 1993, Castle’s geographic presence has expanded from the Hawaiian Islands to additional markets throughout the Asia/Pacific region, including Micronesia, Thailand, and New Zealand.  Castle’s services include pre-opening technical services, customized hotel and resort operations management, state-of-the-art sales, marketing and reservations, and expert property management.  Castle offers travelers’ accommodations ranging from hotel guest rooms to fully equipped spacious resort condominiums.

This press release contains forward-looking statements made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995.  Forward looking statements are based upon the current plans, estimates, and projections of The Castle Group's management and are subject to risks and uncertainties which could cause actual results to differ from the forward looking statements.  These include, but are not limited to, risks and uncertainties outlined in the Company's periodic filings with the U.S. Securities and Exchange Commission.  The Castle Group does not assume any obligation to update the information contained in this press release.

For more information, please contact:

Company Contact:

Donna Wheeler, Senior Director of Marketing

The Castle Group

Toll-Free: (800)733-7753 (U.S./Canada/Saipan)

(808)524-0900

(808)521-9994 (fax)

pr@castleresorts.com